EXHIBIT 99.1

Zoom Telephonics Reports Q4 2011 Results

Boston, MA, February 27, 2012 – Zoom Telephonics, Inc.  (“Zoom”) (OTCBB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.7 million for its fourth quarter ended December 31, 2011 (“Q4 2011”), up 18.3% from $3.1 million for Q4 2010.  Zoom reported break-even operating profit for Q4 2011 compared to an operating profit of $0.2 million in Q4 2010.

Gross profit was $1.0 million or 27.0% of net sales in Q4 2011, down from $1.2 million or 39.6% of net sales in Q4 2010.  The lower gross profit and gross margin were primarily due to a product mix shift from dial-up modems to broadband modems.  Zoom’s broadband modems typically have a lower gross margin than its dial-up modems.

Operating expenses were $1.0 million or 27.0% of net sales in Q4 2011 versus $1.1 million or 34.7% of net sales in Q4 2010.  The decline in operating expenses was primarily due to reduced personnel costs.

Zoom’s net sales were $12.7 million for the year ended December 31, 2011, down 4.7% from $13.3 million for the year ended December 31, 2010.  Zoom’s operating loss in 2011 was $0.9 million, compared to Zoom’s $0.1 million operating loss in 2010. The primary reason for the larger operating loss in 2011 was a decline in gross profit of $1.0 million as gross profit dropped from 32.2% of net sales to 26.1% of net sales, primarily due to a product mix shift from dial-up modems to broadband modems.  Operating expenses in 2011 were $4.3 million, down $0.1 million from 2010 due primarily to lower personnel expenses.

 In November 2011 Zoom completed a rights offering to its shareholders, netting $378 thousand after expenses.

Zoom’s cash balance on December 31, 2011 was $0.64 million, down from $1.01 million on December 31, 2010. The major contributor to cash during 2011 was the rights offering, and the major consumer of cash was the net loss of $0.9 million.  Zoom’s current ratio declined from 4.4 at the end of 2010 to 3.5 at the end of 2011.  Zoom has no long-term debt.

“We entered 2012 with good sales momentum and strong products,” said Frank Manning, Zoom’s President and CEO.  “We continue to try to improve gross margins by lowering product costs and reducing air freight costs.  We also continue to develop new products, including new wireless mobile broadband modems and routers. Our coming ZoomGuardtm line of wireless sensors and controls will help people detect and respond quickly to floods, fires, medical emergencies, harmful gasses, burglars, excess energy consumption, and other threats and problems.”

Zoom has scheduled a conference call for Monday, February 27th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 55664020.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q4, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com

Forward-Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; Zoom’s ability to continue as a going concern; declining demand for certain of Zoom’s products; Zoom’s reliance on a limited number of customers for sale of its products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key products and components; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets
In thousands
(Unaudited)

	12/31/11	12/31/10

ASSETS

Current assets:

Cash	$644	$1,010
Marketable securities	82	329
Accounts receivable, net	1,399	1,079
Receivables, other	-	166
Inventories	2,723	2,714
Prepaid expenses and other	186	173

Total current assets	5,034	5,471

Property and equipment, net	20	43

Total assets	$5,054	$5,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,059	$911
Accrued expenses	373	346

Total current liabilities	1,432	1,257

Total liabilities	1,432	1,257

Stockholders’ equity:

Common stock and additional paid-in capital	33,935	33,443
Accumulated other comprehensive income (loss)	356	366
Unrealized gain (loss) on securities	(231)	16
Retained earnings (accumulated deficit)	(30,438)	(29,568)

Total stockholders’ equity	3,622	4,257

Total liabilities & stockholders’ equity	$5,054	$5,514

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Net sales	$3,651	$3,086	$12,672	$13,298
Cost of goods sold	2,664	1,863	9,369	9,018

Gross profit	987	1,223	3,303	4,280

Operating expenses:
Selling	468	504	2,064	1,992
General and administrative	255	291	1,172	1,247
Research and development	261	275	1,009	1,128
Total operating expenses	984	1,070	4,245	4,367

Operating profit (loss)	3	153	(942)	(87)

Other income, net	3	297	74	357

Income (loss) before income taxes	6	450	(868)	270

Income tax expense	1	1	2	2

Net income (loss)	$5	$449	$(870)	$268

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.00	$0.19	$(0.15)	$0.13
Diluted Earnings (loss) per share	$0.00	$0.19	$(0.15)	$0.13

Weighted average number of shares outstanding:
Basic	6,113	2,320	5,618	2,067
Diluted	6,113	2,327	5,618	2,073

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